Exhibit 99.2

Contact:	Mark A. Steinkrauss, Vice President-Corporate Relations – Telephone and Data Systems, Inc. (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager-Investor Relations – Telephone and Data Systems, Inc. (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS ANNOUNCES THE SALE OF $110 MILLION NOTES

CHICAGO – March 23, 2005 – Telephone and Data Systems, Inc. [AMEX:TDS] announced today that it has sold $110 million of 6.625 percent Senior Notes due March 31, 2045 and has granted the underwriters an option to purchase up to $16.5 million of additional notes. The notes are callable at par on and after March 31, 2010.  Closing is expected to occur on March 31, 2005.

The notes, which are expected to be listed on the New York Stock Exchange, have been rated A- by Standard & Poor’s, Baa1 by Moody’s and BBB+ by Fitch. On March 14, 2005, Moody’s placed the ratings of TDS and U.S. Cellular on review for possible downgrade. U.S. Cellular is TDS’s 82 percent-owned wireless telecommunications subsidiary.

Following completion of the offering, TDS Telecom, TDS’s wholly owned wireline telecommunications subsidiary, expects to repay a portion of its debt issued by certain United States government agencies. This debt, held at individual TDS Telecom phone companies, has a weighted average interest rate and maturity of approximately 5.8 percent over 12 years, respectively.  Other administrative expenses related to this debt increase the cost of the debt to approximately 7.2 percent. In addition, the debt is secured by the assets of the operating companies and carries certain other restrictions.

TDS intends to file a prospectus supplement with the Securities and Exchange Commission in connection with the offering.  The prospectus supplement relates to the shelf registration statement filed by TDS on Oct. 16, 2001, and declared effective on Oct. 31, 2001, which registered up to $1 billion in debt securities for offer and sale by TDS from time to time.

Morgan Stanley, Citigroup, Merrill Lynch & Co, UBS Investment Bank and Wachovia Securities were joint book-running managers.

The offering is being made only by means of the prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Telephone and Data Systems, Inc., a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969.  Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and wireline service.  TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry.  As of Dec. 31, 2004, the company employed approximately

11,500 people and served nearly 6.1 million customers/units in 36 states.  For more information, visit www.teldta.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to:  changes in circumstances or events that may affect the ability of USM to launch the operations of the licensed areas involved in the AT&T Wireless transaction completed in August 2003;  the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; the impact of local number portability; changes to access and pricing of unbundled network elements; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts;  an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly service revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets.  Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com

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